March 21, 2024

PERSONAL AND CONFIDENTIAL

Jeff Moses President GATC Health

2030 Main Street Suite 660

Irvine, CA 92614 Dear Mr. Moses:

This letter agreement (this “Agreement”) is to confirm our understanding of the basis upon which Stifel, Nicolaus & Company, Incorporated (“Stifel”) is being engaged to act as financial advisor and exclusive financing agent for GATC Health, Incorporated (together with any present and future subsidiaries and affiliates of GATC Health, Incorporated, the “Company”), in seeking, arranging, negotiating and generally advising with respect to the placement, in one or a series of transactions, of equity, equity-linked, or debt securities or instruments or any other capital raising transaction (the “Financing”).

I.Services of Stifel

Stifel will endeavor to obtain one or more commitments for the Financing (individually a “Commitment” and collectively the “Commitments”) from one or more financial institutions or other sources (the “Investors”). The major terms of the Financing which Stifel will seek to obtain will be deemed acceptable to the Company as evidenced by the Company’s acceptance of a Commitment. For purposes hereof, an “Identified Party” shall mean any party who: (a) is contacted by the Company or Stifel, (b) contacts the Company or Stifel, (c) Stifel proposed to the Company to contact, (d) is introduced by the Company to Stifel or (e) with whom Stifel facilitates a discussion on behalf of the Company, in each case with respect to a Financing during the term of this Agreement. Upon reasonable request by the Company, Stifel will assist the Company in identifying potential counterparties for, and assisting with, the sale or out-licensing of all or a portion of, or investment in, any existing asset of the Company. During the term of the Agreement, Stifel may perform or cause one or more of its affiliates to perform, and the Company hereby grants Stifel and its affiliates the exclusive right and authority to perform, the following services:

A.Assist the Company in the preparation of materials (collectively, the “Documents”) that include select business and financial information about the Company and, a description of the proposed Financing with proposed terms and conditions, and other relevant information as Investors may request.

B.Contact and seek to elicit interest from one or more Investors to participate in the Financing.

C.Coordinate inquiries from and assist in the preparation of additional Documents providing such information and analyses as may be requested by Investors.

GATC Health, Incorporated

March 21, 2024

D.Advise the Company as to the procedures to obtain favorable Financing, and assist the Company in evaluating and negotiating the terms and conditions of any Commitment.

E.Assist the Company in closing the Financing after a Commitment is procured.

II.Representations, Warranties, Terms and Conditions

The Company hereby represents and warrants to, and agrees with, Stifel as follows:

A.This Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company. The Company further represents and warrants that the Company is in all respects qualified and authorized to accept the Commitments being arranged by Stifel. The Customer Due Diligence Requirements for Financial Institutions Rule (the “CDD Rule”) promulgated by the Financial Crimes Enforcement Network (“FinCEN”) requires Stifel to identify and verify the identity of beneficial owners of its legal entity clients. Unless an exemption to the CDD Rule applies, the Company agrees to cooperate with, and provide to, Stifel all information and documents required by FinCEN in order to comply with the CDD Rule.

B.Stifel’s services in obtaining the Financing are fully performed at the time the Company accepts or otherwise enters into a Commitment and the Financing closes (or at the time the Company fails to close, defaults on or abandons the Commitment as further described in Section III (A)).

C.Stifel is hereby granted the sole and exclusive right and authority to locate Financing sources and to obtain Commitments during the term of this Agreement. If the Company accepts or otherwise enters into any Commitment during the term of this Agreement or (i) if the Company terminates this Agreement, with respect to any party, within the 120-day period commencing upon the effective date of such termination of this Agreement, or (ii) with respect to any Identified Party, within the 18-month period commencing upon the expiration or termination of this Agreement, and the Company closes the Financing under such Commitment, whether or not such Financing or Commitment was arranged through Stifel (although such closing may occur subsequent to the expiration of this Agreement), the Company expressly agrees that Stifel’s services have been fully performed as outlined herein, and the Company shall pay Stifel compensation as outlined herein. In order that the Company and Stifel can best coordinate efforts to obtain a Commitment satisfactory to the Company, the Company agrees that it will not initiate or engage in any discussions relating to a Financing during the term of this Agreement except through Stifel.

GATC Health, Incorporated

March 21, 2024

D.The Company will furnish Stifel with all information and material concerning the Company and the Financing which Stifel requests in connection with the performance of its obligations hereunder. The Company represents and warrants that all information made available to Stifel by the Company or contained in the Documents will, at all times during the period of the engagement of Stifel hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Stifel or contained in the Documents will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Stifel will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Stifel by or on behalf of the Company and on publicly available information, and Stifel will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that Stifel will not undertake to make an independent appraisal of any of the assets of the Company. The Company understands that in rendering services hereunder Stifel does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to the Financing or any other transaction contemplated by this Agreement.

E.In connection with engagements of the nature covered by this Agreement, it is Stifel’s practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

F.The Company shall make or cause to be made state “blue sky” applications in such states and jurisdictions as shall be required by law in connection with the Financing. It shall be the Company’s obligation to bear all blue sky counsel fees and expenses.

G.It is understood that the offer and sale of the securities sold in the Financing (the “Securities”) will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Company will not, directly or indirectly, make any offer or sale of Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of Securities contemplated hereby would fail to be entitled to an exemption from the registration requirements of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

GATC Health, Incorporated

March 21, 2024

III.Compensation/Payment for Services Performed

In consideration for Stifel’s services hereunder, the Company shall compensate Stifel as follows:

A.The Company shall pay or cause Stifel to be paid as follows:

(a)A monthly cash retainer fee (the “Retainer Fee”) of $15,000, payable upon the execution of this Agreement and the first five monthly anniversaries thereof; provided that if a Financing is consummated prior to such five-month anniversary of the date hereof, no further Retainer Fees shall be payable following such consummation of a Financing. The Retainer Fee shall be deemed earned when paid and shall be non-refundable, provided that such fee shall be credited against any fees that may be pursuant to subsection (b) below.

(b)A contingent cash placement fee (the “Placement Fee”) equal to 6.0% (600 basis points) of the equity, equity-linked, or debt portion of the Commitment or any other gross proceeds for the proposed Financing, provided that with respect to (i) Commitments or any other gross proceeds to the Company prior to the launch of the marketing process with respect to the Financing which are less than $10 million in the aggregate or (ii) Commitments from any party set forth on Exhibit 1, the Placement Fee will be 2.0% (200 basis points). For the avoidance of doubt, Commitments or any other gross proceeds to the Company prior to the launch of the marketing process with respect to the Financing which are in excess of $10 million in the aggregate shall be subject to a Placement Fee of 6.0% (600 basis points). The Placement Fee is due and payable to Stifel on the first to occur of (x) the date of the first closing or funding of the Financing, (y) the date the Company defaults on or violates any terms or conditions set forth in the accepted Commitment which prevents funding of the Financing or (z) the date after written term sheets for the Financing are executed that the Company elects to not proceed with the Financing which election does not result from a breach or inability to proceed by any Investor that has signed a term sheet.

(c)If either the Retainer Fee or the Placement Fee is not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Stifel’s rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise. The Retainer Fee and Placement Fee are not negotiable and are not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever.

(d)In the event that the Company or one or more of its shareholders enters into one or more preliminary or definitive agreements or transactions pursuant to which, directly or indirectly, control of or a majority interest in the Company or its securities (including, without limitation, a majority of the

GATC Health, Incorporated

March 21, 2024

outstanding capital stock of the Company) or any of its businesses (a “Change of Control Sale”), , or any material portion of its securities or assets is to be transferred for consideration (including, without limitation, the sale or out-licensing of all or a portion of, or investment in, any existing asset of the Company) (a “Minority Sale”) and such preliminary or definitive agreement or transaction is entered into during, or within 18 months following the expiration or termination of, the term of Stifel’s engagement hereunder, then the Company will pay to Stifel, upon the consummation of (i) a Change of Control Sale, a cash fee in an amount equal to 2.0% (200 basis points) of the consideration involved in such Change of Control Sale (including without limitation all consideration paid or payable by an acquiring party to a selling party in connection with such Sale of the Company), subject to a $2 million minimum fee, or (ii) a Minority Sale, a cash fee in an amount equal to 2.0% (200 basis points) of the consideration involved in such Minority Sale, subject to a $1 million minimum fee; provided that if the counterparty with respect to a Change of Control Sale or Minority Sale is any person or entity set forth on Exhibit 1, the references to 2.0% (200 basis points) above will be deemed to be 1.0% (100 basis points), subject to the minimum fees set forth above; provided further that if any Minority Sale is structured as a transfer of less than a majority interest in any asset of the Company, the foregoing $1 million minimum fee will not apply.

(f) The Company hereby grants to Stifel, upon the consummation of a Financing, a right of first refusal to act as the Company’s book-running lead managing underwriter, exclusive placement agent, exclusive arranger, exclusive financial advisor, exclusive structuring agent, or in any other similar capacity, on Stifel’s customary terms, in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue at any time during the term of this Agreement or within 18 months after the expiration or termination of this Agreement, a registered, underwritten public offering of equity or debt securities, a private placement of equity or debt securities, any other financing or capital raising transaction, a merger, acquisition of another company or business, change of control, a Sale of the Company, a joint venture, a sale of all or substantially all assets, a securitization of assets, or other similar transaction (regardless of whether the Company would be considered an acquiring party, a selling party or neither in such transaction). Nothing contained herein, however, constitutes an obligation of Stifel to serve as book-running lead managing underwriter, exclusive placement agent, exclusive arranger, exclusive financial advisor, exclusive structuring agent, or in any other similar capacity.

B.The Company understands that an Investor providing the Financing may be interested in providing other financing for the benefit of the Company. The Company agrees to compensate Stifel in the same manner and in the same percentage as the Placement Fee provided in Section III (A) above of the amount of any financing from the Investor or any affiliate of the Investor which, within 18 months from the expiration or termination date of this Agreement, may be committed to or paid to the Company, or to any other person or entity that currently is or hereafter may be affiliated with, associated

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March 21, 2024

with, owned by or owning, or controlled by, controlling or under common control with the Company.

C.In addition to the fees described in Sections III(A) and III(B) above and the obligation of the Company to pay certain expenses set forth in Sections II(E) and II(F) above, and whether or not any Financing, Change of Control Sale or Minority Sale is consummated, the Company will pay all of Stifel’s reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, courier and delivery services, and the fees and expenses of its outside legal counsel) incurred in connection with this engagement. Such out-of-pocket expenses shall be payable as they are incurred upon request by Stifel and shall not exceed $50,000 in the aggregate without the Company’s prior approval, which approval may be by email and will not be unreasonably withheld, conditioned or delayed. Upon reasonable request by the Company, Stifel will provide an estimate of the out-of-pocket expenses incurred to date by Stifel in connection with its engagement hereunder.

IV.Miscellaneous

A.The term of this engagement will continue until terminated by either party at any time by giving the other party at least 30 days’ prior written notice. Notwithstanding the foregoing, Stifel may immediately terminate this Agreement at any time if (i) it reasonably determines that results from its due diligence review of the Company’s business, management and future prospects are unsatisfactory or (ii) its Commitment Committee does not approve proceeding with this transaction. The provisions of Sections II(C), II(D), II(E), II (F), II(G), III(A), III(B), III(C), IV(C), IV(D), IV(E), IV(F) and IV(G) hereof shall survive any expiration or termination of this Agreement.

B.Stifel is being retained to serve as financial advisor and financing agent solely to the Company, and it is agreed that the engagement of Stifel is not, and shall not be deemed to be, on behalf of, and is not intended to, and will not, confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Stifel or any statements, conduct or advice of Stifel, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Stifel in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Stifel shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Stifel (or to such opinions, advice or other assistance) be made without the express prior written consent of Stifel. The Company covenants and agrees that it will include a provision in any definitive written agreement which the Company executes with a counterparty relating to a Financing, Change of Control Sale, Minority Sale or other transaction (the “Transaction Agreement”) in which such counterparty: (a) disclaims any reliance upon Stifel or its officers, directors,

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March 21, 2024

employees, attorneys or affiliates with respect to the negotiation, execution or performance of such Transaction Agreement or any representation or warranty made in, in connection with, or as an inducement to such Transaction Agreement; (b) agrees that all claims, obligations, liabilities, demands or causes of action that may be based upon, arise under or relate to the Transaction Agreement or its negotiation, execution or performance may be made only against the Company; (c) waives and releases all liabilities, claims, demands, causes of action and obligations against Stifel or its officers, directors, employees, attorneys or affiliates in connection with the Transaction Agreement and any transaction contemplated thereby; and (d) agrees that Stifel will be a third party beneficiary of such provision.

C.The Company agrees that, following the closing or consummation of a Financing, Change of Control Sale, or Minority Sale, Stifel has the right to place an announcement on its website and/or advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Financing Change of Control Sale, or Minority Sale. In addition, the Company agrees to include in any press release or public announcement announcing a Financing, Change of Control Sale, or Minority Sale a reference to Stifel’s role as financial advisor and exclusive financing agent to the Company with respect to such Financing, Change of Control Sale, or Minority Sale, provided that the Company will submit a copy of any such press release or public announcement to Stifel for its prior approval, which approval shall not be unreasonably withheld or delayed.

D.The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Stifel from any transaction contemplated herein. The Company acknowledges and agrees that Stifel is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, Stifel and its affiliates from time-to-time may: (i) effect transactions for its own account or the accounts of its clients and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby; (ii) have had confidential discussions with, and provided information to, clients, potential clients, financial investors or other parties in the Company’s industry (including competitors) regarding various market and strategic matters (including potential strategic alternatives or transactions that may involve the Company); and/or (iii) have performed, or sought to perform, various investment banking, financial advisory or other services for clients who may have conflicting interests with respect to the Company.

E.The terms and provisions of this Agreement are solely for the benefit of the Company and Stifel and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any

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March 21, 2024

right by virtue of this Agreement. The Company and Stifel acknowledge and agree that Stifel is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company or the Company’s shareholders. This Agreement represents the entire understanding between the Company and Stifel with respect to the Financing, Change of Control Sale, or Minority Sale and Stifel’s engagement hereunder, and all prior discussions are merged herein. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO, WHICH IN THE CASE OF STIFEL MUST BE EXECUTED EITHER BY STIFEL’S HEAD OF INVESTMENT BANKING OR CHIEF OPERATING OFFICER-INVESTMENT BANKING.

F.It is understood that Stifel’s obligation under this Agreement is to use its commercially reasonable efforts throughout the period for which it acts as the Company’s exclusive agent as described herein. Stifel’s engagement is not intended to provide the Company or any other person or entity with any assurances that any Financing, Change of Control Sale, or Minority Sale or other transaction will be consummated, and in no event will Stifel be obligated to purchase Securities for its own account or the accounts of its customers.

G.The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter.

GATC Health, Incorporated

March 21, 2024

If the foregoing correctly sets forth the entire understanding and agreement between Stifel and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:/s/ Alexander M. Halpern

Alexander M. Halpern

Director

AGREED, as of March 21, 2024: GATC HEALTH, INCORPORATED

By:/s/ Jeff Moses

Jeff Moses, President

GATC Health, Incorporated

March 21, 2024

ATTACHMENT A

STIFEL, NICOLAUS & COMPANY, INCORPORATED INDEMNIFICATION, CONTRIBUTION AND LIMITATION OF LIABILITY PROVISIONS

(a)The Company agrees to indemnify and hold harmless Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Stifel and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates;

(ii) any transaction contemplated by this Agreement; (iii) any advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement; or (iv) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Stifel’s activities on behalf of the Company. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this Agreement.

(b)If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Stifel on the other, but also the relative fault of the Company and Stifel, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Stifel pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Stifel on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Stifel with respect to such transaction.

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March 21, 2024

(c)No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other party in connection with any transaction contemplated by this Agreement or any advice or services rendered by any Indemnified Person pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. The Company agrees that in no event will any Indemnified Person be liable or obligated in any manner for any damages (including, but not limited to, actual, consequential, exemplary or punitive damages or lost profits) in excess of the fees actually received by Stifel pursuant to this Agreement and the Company agrees not to seek or claim any such damages or profits in any circumstance.

(d)[Intentionally omitted.]

(e)The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding. In addition, the Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, without such Indemnified Person’s prior written consent.

(f)To the extent officers or employees of Stifel appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel’s engagement hereunder, the Company will pay Stifel, in addition to the fees set forth above, Stifel’s customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel’s engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(g)The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Stifel, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(h)The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration or termination of this Agreement and the closing or consummation of any

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March 21, 2024

transaction or proposed transaction contemplated by this Agreement or the other completion of Stifel’s services with respect thereto.

(i)The Company hereby acknowledges and agrees that: (i) all rights, claims, demands or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) of the Company that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Stifel; (ii) no party other than Stifel, including without limitation any director, officer, employee, stockholder, affiliate, agent, attorney or representative of, and any financial advisor or lender to, Stifel (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to the Company for any rights, claims, demands, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and (iii) to the maximum extent permitted by law, the Company hereby waives and releases all such rights, liabilities, claims, demands, causes of action, and obligations against any such Nonparty Affiliates.

(j)In the event the Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will give prompt prior notice thereof to Stifel and will make proper provision in a manner reasonably satisfactory to Stifel so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

(k)If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.